Schedule 1

SCHEDULE "E"

PILAGOLD FINANCIAL STATEMENTS

PILAGOLD INC.

(formerly Pillar Resources Inc. )

REPORT AND FINANCIAL STATEMENTS

March 31, 2003, 2002 and 2001

(December 31, 2003 (Unaudited))

SEE ACCOMPANYING NOTES

AUDITORS' REPORT

To the Directors,

PilaGold Inc.

(formerly Pillar Resources Inc.)

We have audited the balance sheets of PilaGold Inc. (formerly Pillar Resources Inc.) as at March 31, 2003, 2002 and 2001 and the statements of loss, shareholders’ equity and cash flows for each of the years in the three year period ended March 31, 2003.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States of America generally accepted auditing standards.  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2003, 2002 and 2001 and the results of its operations and its cash flows for each of the years in the three year period ended March 31, 2003 in accordance with Canadian generally accepted accounting principles.

Vancouver, Canada	“Amisano Hanson”
August 11, 2003, except for Note 9, which is as of April 30, 2004	Chartered Accountants

PILAGOLD INC.

(formerly Pillar Resources Inc.)

BALANCE SHEETS

as at December 31, 2003 (Unaudited), March 31, 2003, 2002 and 2001

(Stated in Canadian Dollars)

	(Unaudited)
ASSETS	December 31,
	2003	2003	2002	2001
Current
Cash and cash equivalents	$ 6,535,238	$ 1,710,482	$ 186,625	$ 3,698
Receivables	3,810	14,642	7,105	12,679
Due from related parties – Note 6	-	24,164	-	-
Prepaid expenses	236,970	10,000	1,669	2,991

	6,776,018	1,759,288	195,399	19,368
Capital assets – Note 3	23,189	17,523	1,794	2,440
Advances for exploration costs	224,416	-
Resource properties costs – Note 4 and Schedule 1 and 2	3,266,316	799,970	-	-

	$ 10,289,939	$ 2,576,781	$ 197,193	$ 21,808

LIABILITIES
Current
Accounts payable	$ 159,597	$ 10,000	$ 8,202	$ 9,724
Due to related parties – Note 6	77,627	-	15,111	26,402

	237,224	10,000	23,313	36,126

SHAREHOLDERS’ EQUITY (DEFICIENCY)
Share capital – Notes 5 and 9	18,203,705	10,144,635	7,401,232	7,105,687
Contributed surplus – Note 5	53,000	24,000	-	-
Deficit	(8,203,990)	(7,601,854)	(7,227,352)	(7,120,005)

	10,052,715	2,566,781	173,880	(14,318)

	$ 10,289,939	$ 2,576,781	$ 197,193	$ 21,808

Nature and Continuance of Operations – Note 1

Commitments – Notes 4 and 5

Subsequent Events – Note 9

APPROVED BY THE DIRECTORS:

“Simon Ridgway”	“Mario Szotlender”
, Director	, Director

SEE ACCOMPANYING NOTES

PILAGOLD INC.

(formerly Pillar Resources Inc.)

STATEMENTS OF LOSS

for the years ended March 31, 2003, 2002 and 2001

and the nine months ended December 31, 2003 and 2002 (Unaudited)

	(Unaudited)
	Nine months ended		Years ended March 31,
	December 31,
	2003	2002	2003	2002	2001

General and Administrative Expenses
Accounting and legal fees	$ 13,322	$ 7,761	$ 45,464	$ 5,196	$ 5,400
Amortization	3,830	1,072	1,190	646	2,113
Bank charges and interest	2,644	54	8	439	2
Consulting fees	91,820	-	66,882	-	5,080
Filing fees and stock exchange	10,218	17,566	31,814	6,073	3,887
Foreign exchange (gain)	(3,934)	70	16,631	262	(2,324)
Geological consulting fees – Note 6	-	-	-	31,600	-
Management fees – Note 6	22,500	22,500	30,000	30,000	30,000
Non-cash compensation charge	29,000	-	24,000	-	-
Office	22,945	8,929	24,159	4,606	4,153
Promotion and travel	279,853	66,558	31,377	6,175	7,134
Rent – Note 6	29,167	17,549	23,986	8,655	8,580
Salaries – Note 6	72,140	37,257	56,186	6,637	15,524
Shareholder communications	62,346	1,722	13,107	2,407	973
Telephone	7,560	2,566	5,603	570	716
Transfer agent fees	6,960	4,551	6,652	4,094	3,698

Loss before other items	(650,371)	(188,155)	(377,059)	(107,360)	(84,936)
Other items
Interest income	48,236	16	2,557	13	2,380
Write-off of resource properties	-	-	-	-	(367,578)
Write-off of accounts receivable	-	-	-	-	(6,905)
Write-off of capital assets	-	-	-	-	(6,065)

Net loss for the period	$ (602,135)	$ (188,139)	$ (374,502)	$ (107,347)	$ (463,104)

Basic and diluted loss per share	$ (0.04)	$ (0.04)	$ (0.07)	$ (0.06)	$ (0.32)

PILAGOLD INC.

(formerly Pillar Resources Inc.)

STATEMENTS OF CASH FLOWS

for the years ended March 31, 2003, 2002 and 2001

and the nine months ended December 31, 2003 and 2002 (Unaudited)

	(Unaudited)
	Nine months ended		Years ended March 31,
	December 31,
	2003	2002	2003	2002	2001
Operating Activities
Net loss for the period	$ (602,135)	$ (188,139)	$ (374,502)	$ (107,347)	$ (463,104)
Items not involving cash:
Amortization	3,830	1,072	3,162	646	2,113
Non-cash compensation charge	29,000	-	24,000	-	-
Write-off of resource properties	-	-	-	-	367,578
Write-off of accounts receivable	-	-	-	-	6,905
Write-off of capital assets	-	-	-	-	6,065
Changes in non-cash working capital items related to operations:
Receivables	-	(14,664)	(7,537)	5,574	(15,146)
Due from related parties	10,832	-	(24,164)	-	-
Prepaid expenses	(222,448)	(34,202)	(8,331)	1,322	4,500
Accounts payable	149,597	23,424	1,798	(12,813)	15,792
Due to related parties	101,791	-	(15,111)	15,111	-

Cash flows used in operating activities	(529,533)	(212,509)	(400,685)	(112,618)	(75,297)

Financing Activities
Proceeds on issuance of share capital	8,641,726	618,750	2,909,750	300,000	2,500
Share issue costs	(582,655)	(54,895)	(166,347)	(4,455)	(5,510)

Cash flows provided by (used in) financing activities	8,059,071	563,855	2,743,403	295,545	(3,010)

Investing Activities
Resource properties expenditures	(2,466,346)	(471,084)	(799,970)	-	(167,502)
Advanced for exploration costs	(228,154)	(20,653)	(18,891)	-	-
Capital assets acquired	(10,282)	(18,110)	-	-	-

Cash flows used in investing activities	(2,704,782)	(509,847)	(818,861)	-	(167,502)

Increase (decrease) in cash	4,824,756	(158,501)	1,523,857	182,927	(245,809)

Cash and cash equivalents, beginning of the period	1,710,482	186,625	186,625	3,698	249,507

Cash and cash equivalents, end of the period	$ 6,535,238	$ 28,124	$ 1,710,482	$ 186,625	$ 3,698

Cash paid for:
Interest	$ -	$ -	$ -	$ -	$ -

Income taxes	$ -	$ -	$ -	$ -	$ -

Non-cash Transaction – Note 8

PILAGOLD INC.

(formerly Pillar Resources Inc.)

STATEMENT OF SHAREHOLDERS’ EQUITY

for the years ended March 31, 2003, 2002 and 2001

and the nine months ended December 31, 2003 (Unaudited)

				Deficit
				Accumulated
	Common Stock			During the
	Issued		Contributed	Exploration
	Shares	Amount	Surplus	Stage	Total
Balance, March 31, 2000	12,205,166	$ 6,811,197	$ -	$ (6,656,901)	$ 154,296
Issued for cash pursuant to a private placement –at $0.12 per share	2,500,000	300,000	-	-	300,000
Less: issue costs	-	(5,510)	-	-	(5,510)
Net loss for the year ended March 31, 2001	-	-	-	(463,104)	(463,104)

Balance, March 31, 2001	14,705,166	7,105,687	-	(7,120,005)	(14,318)
10:1 share consolidation	(13,234,650)	-	-	-	-
Issued for cash pursuant to a private placement – at $0.15 per share	2,000,000	300,000	-	-	300,000
Less: issue costs	-	(4,455)	-	-	(4,455)
Net loss for the year ended March 31, 2002	-	-	-	(107,347)	(107,347)

Balance, March 31, 2002	3,470,516	7,401,232	-	(7,227,352)	173,880
Issued for cash pursuant to a private placement – at $0.45 per share	1,235,000	555,750	-	-	555,750
– at $0.50 per share	3,866,000	1,933,000	-	-	1,933,000
Less: issue costs	-	(166,347)	-	-	(166,347)
Issued for cash pursuant to the exercise of share purchase warrants: – at $0.18 per share	2,000,000	360,000	-	-	360,000
– at $0.50 per share	100,000	50,000	-	-	50,000
Issued for cash pursuant to the exercise of share purchase options: – at $0.44 per share	25,000	11,000	-	-	11,000
Non-cash compensation charge	-	-	24,000	-	24,000
Net loss for the year ended March 31, 2003	-	-	-	(374,502)	(374,502)

Balance, March 31, 2003	10,696,516	10,144,635	24,000	(7,601,854)	2,566,781
Issued for cash pursuant to private placement – at $0.90 per share	8,685,000	7,816,500	-	-	7,816,500
Less issue costs	-	(582,655)	-	-	(582,655)
Issued for cash pursuant to warrants exercised	1,427,500	728,924	-	-	728,924
Issued for cash pursuant to options exercised	195,000	96,300	-	-	96,300
Non-cash compensation charge	-	-	29,000	-	29,000
Net loss for period ended December 31, 2003	-	-	-	(602,135)	(602,135)

Balance, December 31, 2003 (unaudited)	21,004,016	$ 18,203,705	$ 53,000	$ (8,203,989)	$ 10,052,715

PILAGOLD INC.

Schedule 1

(formerly Pillar Resources Inc.)

 SCHEDULE OF RESOURCE PROPERTY COSTS

for the years ended March 31, 2003, 2002 and 2001

		Nicaragua
	Marimba	Mineral	Balance, March 31,
	Project	Concessions	2003	2002	2001
Balance, beginning of year	$ -	$ -	$ -	$ -	$ -

Acquisition Costs
Cash	47,425	84,466	131,891	-	-

Expenditures During the Period
Amortization	1,492	479	1,971	-	-
Automobile	28,724	17,636	46,360	-	-
Camp, food and supplies	13,886	13,582	27,468	-	-
Drafting, maps and printing	14,520	6,050	20,570	-	-
Drilling	30,820	-	30,820	-	-
Exploration administration	4,020	6,987	11,007	-	-
Geochemistry	68,567	2,033	70,601	-	-
Geological consulting – Note 6	218,530	80,524	299,054	-	-
Legal and accounting fees	6,212	5,214	11,426	-	-
Licenses, rights and taxes	15,050	58	15,108	-	-
Materials	5,152	10,471	15,623	-	-
Public relations and community services	4,036	103	4,138	-	-
Rent and utilities	5,160	1,305	6,465	-	-
Rental equipment	2,588	-	2,588	-	-
Salaries, wages and benefits	32,800	19,592	52,392	-	-
Shipping	66	501	567	-	-
Telephone and communications	4,915	2,208	7,123	-	-
Travel and accommodation	33,044	11,754	44,798	-	-

	489,582	178,497	668,079	-	-

Balance, end of year	$ 537,007	$ 262,963	$ 799,970	$ -	$ -

PILAGOLD INC.

Schedule 2

(formerly Pillar Resources Inc.)

 CONSOLIDATED SCHEDULE OF RESOURCE PROPERTIES

for the nine month period ended December 31, 2003 (Unaudited)

						(Unaudited)
					Dominican	Nine month
	Guatemala		Nicaragua		Republic	Period ended
	Mineral	General	General	Mineral		December 31,
	Concessions	Exploration	Exploration	Concessions	Camila	2003

Balance, beginning of period	$ 537,006	$ -	$ -	$ 262,964	$ -	$ 799,970

Acquisition Costs
Cash	483	-	-	327,575	-	328,058

	483	-	-	327,575	-	328,058

Expenditures During the Period
Amortization	-	641	144	-	-	785
Automobile	10,808	-	4,492	101,542	8,658	125,500
Camp, food and supplies	8,729	7,808	8,438	39,352	5,020	69,347
Drafting, maps and printing	848	-	922	10,270	8,822	20,862
Drilling	507,466	-	-	-	-	507,466
Exploration administration	1,192	782	126	27,067	7,240	36,407
Geochemistry	63,671	3,076	23,310	244,965	11,517	346,539
Geological consulting	107,280	41,268	49,315	302,691	131,080	631,634
Other consulting	8,981	-	-	12,919	-	21,900
Legal and accounting	11,548	-	6,057	19,011	3,010	39,626
Licenses, rights and taxes	14,650	-	-	14,958	421	30,030
Materials	15,576	2,224	1,626	12,381	1,585	33,392
Maintenance	291	-	-	7,600	-	7,892
Miscellaneous	2,293	-	43	4,594	59	6,990
Medical expenses	3,622	1,537	2,070	15,440	31	22,700
Rent and utilities	6,235	-	-	12,395	7,000	25,630
Rental equipment	3,044	-	-	9,986	3,536	16,564
Salaries and wages	14,767	-	1,355	28,640	1,286	47,048
Shipping	14,305	-	15	2,661	8,103	25,085
Telephone and communications	4,839	-	1,040	13,864	2,645	22,387
Travel and accommodation	6,859	7,682	16,821	35,036	34,107	100,504

	808,003	65,017	115,775	915,372	234,121	2,138,288

Balance, end of period	$ 1,345,492	$ 65,017	$ 115,775	$ 1505,911	$ 234,121	$ 3,266,316

PilaGold Inc.

(formerly Pillar Resources Inc.)

Notes to the Financial Statements

March 31, 2003, 2002 and 2001

and December 31, 2003 (Unaudited) – Page #

PILAGOLD INC.

(formerly Pillar Resources Inc.)

NOTES TO THE FINANCIAL STATEMENTS

March 31, 2003, 2002 and 2001 and December 31, 2003 (Unaudited)

Note 1

Nature and Continuance of Operations

The Company is an exploration stage public company listed for trading on the TSX Venture Exchange (“TSX”) and is in the process of exploring resource properties located in Guatemala , Nicaragua  and the Dominican Republic and has not yet determined whether these properties contain ore reserves that are economically recoverable.  The recoverability of amounts shown for resource properties and related deferred exploration costs are dependent upon the discovery of economically recoverable reserves and confirmation of the Company’s interest in the underlying mineral claims, the ability of the Company to obtain the necessary financing to satisfy the expenditure requirements under property acquisition agreements and to complete the development of the property, and upon future profitable production.

The company was incorporated pursuant to the British Columbia Company Act on March 25, 1983 as Tecumseh Resources Ltd.  On February 22, 1985 the company changed its name to Thrust Resources Inc.  On July 6, 1993 the company consolidated its share capital on a 5 old for 1 new share basis and changed its name to Balaclava Industries Ltd.  On November 7, 1996, the company changed its name to Balaclava Mines Inc.  On April 27, 2001, the Company consolidated its share capital on a 10 old for 1 new share basis and changed its name to Pillar Resources Inc.  On October 21, 2003, the Company changed its name to PilaGold Inc.

Note 2

Summary of Significant Accounting Policies

These financial statements are stated in Canadian dollars and have been prepared in accordance with accounting principles generally accepted in Canada.  Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.  Actual results could differ from these estimates.

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

(a)

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid short-term investments with original maturities at the date of acquisition of 90 days or less and are recorded at cost.

(b)

Capital Assets and Amortization

Capital assets are recorded at cost.  The Company provides for amortization using the declining balance method of accounting at the following annual rates:

Computer Equipment

30%

Office equipment

20%

Website

30%

Additions to capital assets are amortized at one-half rates during the year of acquisition.

(c)

Resource Properties

The Company capitalizes all exploration expenses that result in the acquisition and retention of resource properties or an interest therein.  The accumulated costs including applicable exploration expenses relative to non-productive resource properties that the Company abandons interest in are written off in the year of abandonment.  Otherwise, the exploration expenses are depleted over the estimated useful lives of the producing mineral properties based on a method relating recoverable reserves to production.

PilaGold Inc.

(formerly Pillar Resources Inc.)

Notes to the Financial Statements

March 31, 2003, 2002 and 2001

and December 31, 2003 (Unaudited) – Page #

Note 2

Summary of Significant Accounting Policies – (cont’d)

(d)

Loss Per Share

Basic earnings per share are computed by dividing the loss for the year by the weighted average number of common shares outstanding during the year.  Diluted earnings per share reflect the potential dilution that could occur if potentially dilutive securities were exercised or converted to common stock.  The dilutive effect of options and warrants and their equivalent is computed by application of the treasury stock method and the effect of convertible securities by the “if converted” method.  Fully diluted amounts are not presented when the effect of the computations are anti-dilutive due to the losses incurred.  Accordingly, there is no difference in the amounts presented for basic and diluted loss per share.

(e)

Stock-based Compensation Plan

The Company has approved share purchase options which are detailed in Note 5. No compensation expense is recognized for these plans when shares or share purchase options are issued to employees and directors. Any consideration paid by employees and directors on the exercise of share purchase options or purchase of shares is credited to share capital.

Effective April 1, 2002, the Company adopted the new recommendations of the Canadian Institute of Chartered Accountants regarding accounting for Canadian stock-based compensation.  These new requirements require that all stock based payments to non-employees and direct rewards of stock to employees be accounted for using a fair value based method of accounting.  However, the new standard permits the Company to continue its existing policy of not recording compensation cost on the grant stock options to employees with the addition of pro forma information.  The Company has elected to apply the pro forma disclosure provisions of the new standard to awards granted on or after April 1, 2002.

(f)

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, receivables and accounts payable approximate fair value because of the short-term maturity of those instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

(g)

Income Taxes

The Company has adopted the asset and liability method of accounting for income taxes.  Under this method, current income taxes are recognized for the estimated income taxes payable for the current period.  Future income tax assets and liabilities are recognized for temporary differences between the tax and accounting basis of assets and liabilities as well as for the benefit of losses available to be carried forward to future years for tax purposes only if it is more likely than not that they can be realized.

(a)

Foreign Currency Translation

Monetary items denominated in foreign currency are translated into Canadian dollars at exchange rates prevailing at the balance sheet date and non-monetary items are translated at exchange rates prevailing when the assets were acquired or obligations incurred.  Foreign currency denominated revenue and expense items are translated at exchange rates prevailing at the transaction date.  Gains or losses arising from the translations are included in operations.

(i)

Principles of Consolidation (Unaudited)

During the nine months ended December 31, 2003, the Company incorporated a wholly-owned subsidiary, Desarrollo Geologico Minera S.A. in Nicaragua and a wholly-owned subsidiary Recursos Del Cibao, S.A. in the Dominican Republic.  The financial statements at December,31, 2002 and for the nine months then ended include the assets and liabilities and operations of the Company and its subsidiaries.

PilaGold Inc.

(formerly Pillar Resources Inc.)

Notes to the Financial Statements

March 31, 2003, 2002 and 2001

and December 31, 2003 (Unaudited) – Page #

Note 3

Capital Assets

	(Unaudited)
	December 31, 2003
		Accumulated
	Cost	Amortization	Net
Computer equipment	$ 22,970	$ 9,830	$ 13,140
Office equipment	9,220	2,400	6,820
Website	4,800	1,571	3,229

	$ 36,990	$ 13,801	$ 23,189

	March 31,
	2003	2002	2001
	Net	Net	Net
Computer equipment	$ 1,108	$ 1,108	$ 1,582
Office equipment	686	686	858
Website	-	-	-

	$ 1,794	$ 1,794	$ 2,440

Note 4

Resource Properties – Note 6

Marimba Project

Pursuant to an agreement dated May 23, 2002 with a company related by virtue of common directors, the Company acquired an option to earn a 60% interest in certain exploration concessions in the Department of Chiqumala, Guatemala known as the Marimba Project.  In order to exercise the option, the Company must:

a)

pay US$30,000 to the optioner (paid);  and

b)

commit to incur the following aggregate exploration expenditures:

i)

$500,000 on or before October 29, 2003;

ii)

$1,500,000 on or before October 29, 2004;  and

iii)

$2,500,000 on October 29, 2005.

If the Company fails to comply with the aggregate exploration expenditures within the specified time periods, it may maintain the option agreement in good standing by paying the optionor, within 30 days of the date when it is determined the Company has not incurred the required exploration expenditures, an amount equal to the deficiency in exploration expenditures.

At the time the option is exercised, the optionor retains the right to require the Company to purchase the remaining 40% interesting the Marimba Project for consideration consisting of common shares of the Company totalling 40% of the issued and outstanding common shares of the Company on the premise that the Company will have no material assets at that time other than its 60% interest in the Marimba Project.

PilaGold Inc.

(formerly Pillar Resources Inc.)

Notes to the Financial Statements

March 31, 2003, 2002 and 2001

and December 31, 2003 (Unaudited) – Page #

Note 4

Resource Properties – Note 6 – (cont’d)

Holly/Banderas

During the year ended March 31, 2003, the Company was granted an option to earn a 60 per cent interest in certain exploration concessions located in Guatemala known as the Holly/Banderas from a company related by virtue of a common director.  To exercise the option, the Company must make cash payments totalling $500,000 and incur a total of $4,000,000 in exploration expenditures on the project over a three-year earn-in period.  Once the Company has acquired the 60 per cent interest, the optionor has the right to require the Company to purchase the remaining 40 per cent of the project in consideration for common shares in the Company.

Kuikuinita Project

Pursuant to an agreement dated November 22, 2002, the Company has acquired an option to earn a 70% interest in the Kuikuinita concession situated in Nicaragua.  In order to earn the option the Company must:

a)

Make the following cash payments:

i)

US$10,000 on signing of the agreement (paid);

ii)

US$15,000 upon transfer of the Kuikuinita concessions to a holding company (paid);

iii)

six months later; US$40,000 to the optionors (paid); and

iv)

upon completion of the exploration work, a final payment of US$250,000 in order to earn the 70% interest.

b)

Incur the following aggregate exploration expenditures:

i)

US$200,000 on or before November 22, 2003 (spent);

ii)

US$700,000 on or before November 22, 2004; and

iii)

US$1,100,000 on or before November 22, 2005.

After the earn-in, the optionors will have 45 days to decide to convert their 30% participating interest to a 4.0% net smelter return (“NSR”).  In such event, the Company will have the right to purchase up to a 3.0% of such 4.0% NSR at a cost of US$1,000,000 for each percentage point of the NSR purchased.

Nicaragua Mineral Concessions

Pursuant to an agreement dated February 27, 2003, the Company has acquired an option to earn a 70% interest in eight mineral concessions in Nicaragua.  In order to earn the option, the Company must:

a)

Make the following cash payments:

a)

US$102,500 upon signing the agreement with the optioner (paid);

i)

US$150,000 upon transfer of certain concessions into a newly incorporated Nicaraguan subsidiary “Newco”;  and

ii)

six months after the transfer of the concessions into Newco, US$25,000 for each concession the Company wishes to continue holding, with a minimum payment of US$100,000 (paid) if the Company wishes to continue the option on at least one of the mineral concessions;

iv)

upon completion of the exploration work, a final payment of $US250,000 in order to earn the 70% interest in the particular concession.

PilaGold Inc.

(formerly Pillar Resources Inc.)

Notes to the Financial Statements

March 31, 2003, 2002 and 2001

and December 31, 2003 (Unaudited) – Page #

Note 4

Resource Properties – Note 6 – (cont’d)

Nicaragua Mineral Concessions – (cont’d)

b)

incur the following exploration expenditures for each concession for which the Company wishes to earn its 70% interest:

a)

US$300,000 in the first year following transfer of the concession to Newco;

i)

US$700,000 in the second year following the transfer of the concession to Newco;  and

ii)

US$1,000,000 in the third year following the transfer of the concession to Newco.

After the earn-in, the Company will submit a report to the optionor on all results obtained, and plan for future exploration of the concession.  The optionor will have 90 days to decide to retain a 30% working interest or to convert to a 4% NSR.  In that event, the Company will have the right to purchase 2% of the 4% NSR for $1,250,000 per percentage point, and will have a first right to purchase the remaining 2% NSR.

Camila Project, Dominican Republic (Unaudited)

During the nine months ended December 31, 2003, the Company staked various claims located in the Dominican Republic and has made application to obtain exploration concessions.

Note 5

Share Capital

a)

Authorized:

100,000,000 common shares without par value

b)

Commitments:

Stock-Based Compensation Plan

The Company has granted employees and directors common share purchase options. These options are granted with an exercise price equal to the market price of the Company’s stock on the date of the grant.

A summary of the status of the stock option plan is presented below.  Amounts have been retroactively restated to account for the effects of the ten for one share consolidation which occurred during the year ended March 31, 2002.

		Weighted Average
	Shares	Exercise Price
Balance, March 31, 2000	88,550	$1.50
Forfeited	(12,000)	$1.50

Balance, March 31, 2001	76,550	$1.50
Expired	(100)	$8.00

Balance, March 31, 2002	76,450	$1.50
Cancelled	(76,450)	$1.50
Granted	940,000	$0.54
Exercised	(25,000)	$0.44

Balance, March 31, 2003	915,000	$0.54
Granted	525,000	$0.80
Expired	(50,000)	$0.80
Exercised	(195,000)	$0.49

Balance, December 31, 2003 (Unaudited)	1,195,000	$0.66

PilaGold Inc.

(formerly Pillar Resources Inc.)

Notes to the Financial Statements

March 31, 2003, 2002 and 2001

and December 31, 2003 (Unaudited) – Page #

Note 5

Share Capital – (cont’d)

b)

Commitments: – (cont’d)

Stock-Based Compensation Plan – (cont’d)

A non-cash compensation charge of $24,000, associated with the granting of options to a consultant, has been recognized in the financial statements for the year ended March 31, 2003.  The compensation charge associated with directors’ and employees’ options in the amount of $321,600 is not recognized in the financial statements, but included in the pro forma amounts below.  These compensation charges have been determined under the fair value method using the Black-Scholes option pricing model with the following assumptions:

	(Unaudited)
	December 31,	March 31,
	2003	2003
Expected dividend yield	0.0%	0.0%
Expected volatility	62%	86%
Risk-free interest rate	2.25%	2%
Expected term in years	5	5

Had the fair value method been used for those options issued to employees and directors’, the Company’s net loss and loss per share would have been adjusted to the pro forma amounts indicated below:

(Unaudited)
		Nine months ended	Year ended
		December 31, 2003	March 31, 2003
Net loss	As reported	$ (602,135)	$ (374,502)
	Pro forma	$ (839,714)	$ (696,102)
Basic and diluted loss per share	As reported	$ (0.04)	$ (0.07)
	Pro forma	$ (0.06)	$ (0.13)

At December 31, 2003 (unaudited), the following employee and director common share purchase options were outstanding entitling the holders thereof the right to purchase one common share for each share purchase option held:

Number	Exercise Price	Expiry Date
100,000	$0.44	September 24, 2004
200,000	$0.90	April 22, 2006
230,000	$0.44	September 24, 2007
340,000	$0.65	January 29, 2008
50,000	$0.70	February 18, 2008
50,000	$0.89	April 2, 2008
50,000	$0.90	April 22, 2008
25,000	$0.90	August 7, 2008
150,000	$0.61	August 13, 2008

1,195,000

PilaGold Inc.

(formerly Pillar Resources Inc.)

Notes to the Financial Statements

March 31, 2003, 2002 and 2001

and December 31, 2003 (Unaudited) – Page #

Note 5

Share Capital – (cont’d)

b)

Commitments: – (cont’d)

Share Purchase Warrants

At December 31, 2003 (unaudited), the following share purchase warrants were outstanding entitling the holders thereof the right to purchase one common share for each share purchase warrant held:

Number	Exercise Price	Expiry Date
2,161,000	$0.55	February 17, 2004
1,968,750	$1.00	May 6, 2004
3,012,867	$1.00	November 20, 2004

7,142,617

Note 6

Related Party Transactions – Note 4

a)

The Company incurred the following expenditures charged by officers and companies which have common directors with the Company:

	(Unaudited)
	Nine months ended
	December 31,		Years ended March 31,
	2003	2002	2003	2002	2001
Expenses
– Geological consulting fees	$ 49,500	$ 38,500	$ -	$ 31,600	$ -
– Management fees	22,500	22,500	30,000	30,000	30,000
– Rent	-	-	23,986	-	-
– Salaries	-	-	14,551	-	-

	72,000	61,000	68,537	61,600	30,000
Resource property costs – Geological consulting	-	-	55,000	-	50,000

	$ 72,000	$ 61,000	$ 123,537	$ 61,600	$ 80,000

The expenditures were measured by the exchange amount which is the amount agreed upon by the transacting parties.

b)

Due from related parties as at March 31, 2003 consists of $24,164 (2002:  $Nil;  2001:  $Nil) owing from companies which have common directors with the Company.

c)

Due to related parties as at December 31, 2003 consists of $77,627 (March 31, 2003:  $Nil;  2002:  $15,111;  2001:  $26,402) payable to directors and companies which have common directors with the Company.

Note 7

Corporation Income Taxes

Future income tax assets and liabilities are recognized for temporary differences between the carrying amount and the balance sheet items and their corresponding tax values as well as for the benefit of losses available to be carried forward to future years for tax purposes that are likely to be realized.

PilaGold Inc.

(formerly Pillar Resources Inc.)

Notes to the Financial Statements

March 31, 2003, 2002 and 2001

and December 31, 2003 (Unaudited) – Page #

Note 7

Corporation Income Taxes – (cont’d)

Significant components of the Company’s future income tax assets and liabilities, after applying enacted corporate income tax rates, are as follows:

	March 31,
	2003	2002	2001
Future income tax assets
Non-capital losses	$ 429,731	$ 465,881	$ 463,543
Exploration and development expenses	1,223,496	843,630	843,630

	1,653,227	1,309,571	1,307,173
Less: valuation allowance	(1,653,227)	(1,309,571)	(1,307,173)

	$ -	$ -	$ -

The Company recorded a valuation allowance against its future income tax assets based on the extent to which it is unlikely that sufficient taxable income will be realized during the carry forward periods to utilize all the future tax assets.

Non-capital losses totalling $1,142,295 can be carried forward and applied against future years taxable income. These non-capital losses expire as follows:

March 31, 2004	$ 190,600
2005	249,415
2006	386,476
2007	90,423
2008	87,348
2009	106,736
2010	31,297

$ 1,142,295

At March 31, 2003, the Company has incurred Canadian and Foreign Exploration and Development Expenses of $3,256,385 which are available to reduce taxable income of future years at various rates per year.

Note 8

Non-cash Transaction

Investing and financing activities that do not have a direct impact on current cash flows are excluded from the statements of cash flows.  During the year ended March 31, 2001, the Company converted $297,500 of share subscriptions into share capital pursuant to the 2,500,000 common share private placement.  This transaction was excluded from the statements of cash flows.

PilaGold Inc.

(formerly Pillar Resources Inc.)

Notes to the Financial Statements

March 31, 2003, 2002 and 2001

and December 31, 2003 (Unaudited) – Page #

Note 9

Subsequent Events

Subsequent to December 31, 2003, the Company:

a)

Radius Explorations Ltd. (“Radius”) and the Company have agreed subject to the satisfaction of certain conditions, to amalgamate and continue as one company, pursuant to the provisions of the British Columbia Business Corporations Act.  The Amalgamation Agreement provides that the holders of the Radius shares shall receive one (1) Amalco share for every one (1) of the Radius shares held and the Company’s shareholders shall receive one (1) Amalco share for every two and one quarter (2.25) PilaGold shares held.  Upon completion of the merger, the shareholders of PilaGold will receive approximately 10,284,452 shares of Amalco and subsequently there will be approximately 50,590,944 common shares outstanding.  This agreement is subject to shareholder and regulatory approval.

b)

The Company issued 2,136,000 common shares at $0.55 each pursuant to the exercise of warrants previously outstanding.

AUDITORS’ CONSENT

We have read the Joint Information Circular of PilaGold Inc. (the “Company”) and Radius Explorations Ltd. dated April 30, 2004 related to the proposed amalgamation of the Company with Radius Explorations Ltd.  We have complied with Canadian generally accepted standards for an auditor’s involvement with such documents.

We consent to the use in the above-mentioned filing statement of our report to the directors of PilaGold Inc. on the balance sheets of the Company as at March 31, 2003, 2002 and 2001 and the statements of loss, cash flows and shareholders’ equity for each of the years in the three year period ended March 31, 2003.  Our report is dated August 11, 2003, except for Note 9 for which the date is April 30, 2004.

Vancouver Canada	“Amisano Hanson”
April 30, 2004	Chartered Accountants